UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2007

ESB Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19345	25-1659846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Lawrence Avenue, Ellwood City,Pennsylvania	16117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(724) 758-5584

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 18, 2007, the Board of Directors of ESB Financial Corporation (the “Company”) adopted amendments to certain provisions of Article VII, Section 7.1 and 7.2 of the Company’s Bylaws.   The purpose of the amendments is to make the Company’s common stock eligible for participation in a Direct Registration Program operated by a clearing agency (such as the one offered by the Depository Trust Company), as required pursuant to NASDAQ Marketplace Rule 4350(1), as recently amended. To be eligible for a Direct Registration Program, the Company’s common stock must qualify as “eligible securities,” meaning that the Company must permit electronic direct registration of the common stock in an investor’s name on the books of the transfer agent or the Company, and similarly allow the common stock to be transferred between a transfer agent and broker. Accordingly, the amendments were adopted to provide for a system of issuance, recordation and transfer of the Company’s common stock by electronic or other means not involving any issuance of physical certificates. The Board also approved an amendment to the Company’s Articles of Incorporation to provide for uncertificated shares of common stock in compliance the NASDAQ Rule, which will be submitted to stockholders for approval at the Company’s upcoming annual meeting of stockholders.

The Company’s Amended and Restated Bylaws, which are attached to this Current Report as Exhibit 3.2, are incorporated herein by reference.  The description of the amendments is qualified in its entirety by reference to Exhibit 3.2.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	The following exhibit is included with this Report:

Exhibit No.	Description

3.2	Amended and Restated Bylaws of ESB Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESB FINANCIAL CORPORATION

	By:	/s/ Charlotte A. Zuschlag_
Title: President and Chief Executive Officer
Name: Charlotte A. Zuschlag

Date: December 19, 2007